Exhibit 3.1

Flagstone Reinsurance Holdings
Société Anonyme

Siège social: 37 Val St André, L-1128, Luxembourg

R.C.S. Luxembourg (to be allocated)

STATUTS

17 MAY 2010

CHAPTER 1

PRELIMINARY

1.	INTERPRETATION

1.1	In these Articles, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

“Accounts” shall have the meaning as such term is defined in Article 96.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls or is Controlled by, or is under common Control with such Person.

“Annual General Meeting”, means the Annual General Meeting of the Company required to be held according to Article 33.

“Articles”, means these Articles of Incorporation of the Company as originally adopted or as altered from time to time.

“Board”, means the board of Directors appointed or elected pursuant to these Articles, or the Directors present at a meeting of Directors at which there is a required quorum.

“Business Day”, means any day other than a Saturday, Sunday or a public holiday in the Grand Duchy of Luxembourg and the State of New York.

“Chairman” means the Chairman (if appointed) appointed pursuant to the provisions of Article 64.1.

“Clear Days”, means in relation to the period of a notice, that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect.

“Code”, means the United States Internal Revenue Code of 1986, as amended.

“Company”, means Flagstone Reinsurance Holdings S.A. the Company to which these Articles relate.

“Control” ‘Control’ of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and ‘Controlling’ and ‘Controlled’ shall have meanings correlative to the foregoing.

“Director”, means a director for the time being of the Company.

“Exchange Act” means the US Securities Exchange Act of 1934, as amended.

“Extraordinary General Meeting”, means a duly convened meeting of Holders as more particularly described in Article 35.

“Fair Market Value” means, with respect to a repurchase of any Shares of the Company in accordance with these Articles, (a) if such Shares are listed on a securities exchange (or quoted in a securities quotation system), the average closing sale price of such Shares on such exchange (or in such quotation system), or, if such Shares are listed on (or quoted in) more than one exchange (or quotation system) the average closing sale price of the Shares on the principal securities exchange (or quotation system) on which such Shares are traded, or, if such Shares are not then listed on a securities exchange (or quotation system) but are traded in the over-the-counter market, the average of the latest bid and asked quotation for such Shares in such market, in each case for the last five trading days immediately preceding the day on which notice of the repurchase of such Shares is sent pursuant to these Articles, or (b) with respect to a repurchase, if no such closing sales or prices are available because such Shares are not publicly traded, the value per Share as determined by an independent valuation conducted by an independent valuation agent approved and appointed by the Board.

“Financial Statements” shall have the meaning as such term is defined in Article 97.

“General Meeting”, means an Annual General Meeting, an Ordinary General Meeting or an Extraordinary General Meeting.

“Holder”, means in relation to any Share in the capital of the Company, the shareholder whose name is entered in the Register as the holder of the Share and when two or more persons are so registered as joint holders of Shares, means the Person whose name stands first in the Register of Holders as one of such joint Holders or all of such Persons as the context so requires.

“Independent Auditor” means an individual, partnership or company appointed as the independent auditor of the Company pursuant to these Articles.

“Law”, means the Law of 10 August 1915 on Commercial Companies, as amended, from time to time.

“Mémorial”, means the Mémorial C, Recueil Spécial des Sociétés et Associations, being the official daily publication of the Luxembourg government.

“Office”, means the registered office for the time being of the Company.

“Officer” means any Person appointed by the Board to hold office in the Company.

“Ordinary General Meeting”, means a duly convened meeting of Holders as more particularly described in Article 34.

“Ordinary Resolution”, means a resolution passed at an Ordinary General Meeting or at an Annual General Meeting and which is described as such in the notice convening the relevant meeting.

“Person” means an individual, company, corporation, limited liability company, firm, partnership, trust, estate, unincorporated association, other entity or body of Persons.

“PSU Plan” means the Company’s performance share unit plan as from time to time altered or amended.

“Register”, means the register of shareholders to be kept by the Company pursuant to the provisions of the Law.

“Rule 144” means Rule 144 under the Securities Act, or any successor rule thereto.

“RSU Plan” means the Company’s employee restricted share unit plan as from time to time altered or amended.

“Securities Act” means the U.S. Securities Act of 1933, as amended, or any U.S. federal statute then in effect which has replaced such statute, and a reference to a particular section thereof shall be deemed to include a reference to the comparable section, if any, of such replacement U.S. federal statute.

“Shares”, means all of the shares in issue in the capital of the Company from time to time subject to the rights and obligations set out in these Articles.

“Special Resolution” means a resolution passed at an Extraordinary General Meeting or at an Annual General Meeting by a majority of two thirds (66,66%) of the Shares present or represented at the said meeting and which is described as such in the notice convening the relevant meeting.

“Statutory Auditor(s)” means an individual, partnership or company appointed as the statutory auditor of the Company pursuant to the provisions of the Law.

“Subsidiary” means any entity of which a majority of the Voting Power (under ordinary circumstances) in  the entity, or in electing the board of directors or equivalent body of the entity are, at the time at which any determination is being made, owned by the Company, either directly or indirectly or pursuant to an agreement with any other shareholders in that entity.

“Super Majority Resolution” means a resolution passed at an Extraordinary General Meeting or at an Annual General Meeting by a majority of three fourths (75%) of the Shares present or represented at the said meeting and which is described as such in the notice convening the relevant meeting.

“Treasury Shares” means a Share of the Company that was or is treated as having been acquired and held by the Company and has been held continuously by the Company since it was so acquired and has not been cancelled.

“U.S. Person” means (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership or other entity treated as a corporation or partnership for U.S. federal tax purposes that is created in, or organised under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate that is subject to U.S. federal income tax on its income regardless of its source, (iv) any trust if (A)(1) a court within the United States is able to exercise primary supervision over the administration of the trust and (2) one or more U.S. Persons have the authority to control all substantial decisions of the trust or (B) such trust validly elects to be treated as a U.S. Person or (v) any entity treated as one of the foregoing under any provision of the Code.

“United States or U.S.” means the United States of America including the States thereof, its territories and possessions and the District of Columbia.

“Voting Power” of any Person means the total number of votes which may be cast by the Holders of the total number of issued shares of such Person carrying the right to vote.

“Warrant” means the amended and restated warrant dated 17 November 2008 issued to Haverford (Bermuda) Limited, a Bermuda exempt company, to purchase Shares in the Company on the terms and conditions as contained in the warrant instrument, as amended from time to time.

1.2
Expressions in these Articles referring to writing shall be construed, unless the contrary intention appears, as including references to printing, lithography, photography and any other modes of representing or reproducing words in a visible form.  Expressions in these Articles referring to execution of any document shall include any mode of execution allowed by Law.

1.3
Unless specifically defined herein or the context otherwise requires, words or expressions contained in these Articles shall bear the same meaning as in the Law but excluding any statutory modification thereof not in force when these Articles become binding on the Company.

1.4
References to Articles are to Articles of these Articles and any reference in an Article to a paragraph or sub-paragraph shall be a reference to a paragraph or sub-paragraph of the Article in which the reference is contained unless it appears from the context that a reference to some other provision is intended.

1.5
The headings and captions included in these Articles are inserted for convenience of reference only and shall not be considered a part of or affect the construction or interpretation of these Articles.

1.6
References in these Articles to any enactment or any section or provision thereof shall mean such enactment, section or provision as the same may be amended and may be from time to time and for the time being in force.

1.7
In these Articles the masculine gender shall include the feminine and neuter, and vice versa, and the singular number shall include the plural, and vice versa, and words importing persons shall include firms, partnerships, associations and/or bodies corporate or entities of any description, wherever registered or existing and whether incorporated or unincorporated.

1.8	In these Articles, the words:

1.8.1	“may” shall be construed as permissive; and

1.8.2	“shall” shall be construed as imperative.

CHAPTER 2

NAME, DURATION, OBJECTS, REGISTERED OFFICE

2.	NAME

There exists a company in the form of a Société Anonyme (public limited liability company) under the name of “Flagstone Reinsurance Holdings S.A.”.

3.	DURATION

The Company is established for an unlimited duration.

4.	CORPORATE OBJECTS

4.1
The object of the Company is the holding of participations, in any form whatsoever, in other Luxembourg companies or foreign companies, the acquisition by purchase, subscription, or in any other manner, as well as the transfer by sale, exchange or otherwise of stocks, bonds, debentures, notes and other securities of any kind, and the ownership, administration, development and management of its portfolio. The Company may also hold interests in partnerships.

4.2
The Company may borrow in any form and proceed to the issuance of bonds and debentures. In a general fashion it may grant assistance to affiliated companies, take any controlling and supervisory measures and carry out any operation, which it may deem useful in the accomplishment and development of its purposes.

4.3	The Company may further carry out any commercial, industrial or financial operations, as well as any transactions on real estate or on movable property.

4.4
The Company may give guarantees and other forms of security and pledge, transfer, encumber or otherwise create and grant security over all or some of its assets to guarantee its own obligations or undertakings, or the obligations of any other company or person, where such guarantee is indirectly or directly in the best interests of and for the corporate benefit of the Company.

4.5
The Company shall have all such powers and shall be entitled to take all such action and enter into any type of contract or arrangement as are necessary for the accomplishment or development of its objects.

5.	REGISTERED OFFICE

5.1
The Office is established in the municipality of Luxembourg and may by resolution of the Board, be transferred from one address to another within that municipality. Transfers to any other place within the Grand Duchy of Luxembourg may be effected in accordance with the applicable provisions of the Law.

5.2	The Board may resolve that the Company establish branches or other offices within the Grand Duchy of Luxembourg or in any other country.

5.3
Should extraordinary events of a political, economic or social nature, which might impair the normal activities of the Office or the easy communication between that Office and foreign countries, take place or be imminent, the Office may be transferred temporarily abroad by resolution of the Board or by declaration of a person duly authorised by the Board for such purpose.  Such temporary measures shall, however, have no effect on the nationality of the Company which, notwithstanding such temporary transfer of the Office, shall remain of Luxembourg nationality.

CHAPTER 3

SHARE CAPITAL AND RIGHTS

6.	SHARE CAPITAL

6.1	The authorised share capital of the Company is set at US$3,000,000, divided into 300,000,000 Shares with a par value of US$0.01 each.

6.2	The issued share capital of the Company is set at US$ 849,852.19 divided into 84,985,219 Shares with a par value of US$0.01 each.

6.3
The Board is generally and unconditionally authorised for a period of five years from the date of publication of this amendment to the Articles in the Mémorial C to issue Shares up to a maximum of the authorised but as yet unissued share capital of the Company to such persons and on such terms as they shall see fit from time to time in the manner specified by these Articles and by applicable Law, such shares to be paid up in cash, for compensation, by contribution in kind, by conversion of shareholders’ claims or by incorporation of profits or reserves into capital. The Company may make any offer or agreement before the expiry of this authority which would or might require Shares to be issued after the authority has expired and the Board may issue  Shares in pursuance of any such offer or agreement notwithstanding that the authority hereby conferred has expired.

6.4
The Board is authorised to issue Shares for cash pursuant to the authority conferred by Article 6.3 as if Luxembourg statutory pre-emption provisions did not apply to any such issuance provided that this authority shall expire on the fifth anniversary of the date of publication of this amendment to the Articles in the Mémorial C, provided further that the Company may before such expiry, make an offer or agreement which would or might require Shares to be issued after such expiry and the Board may issue Shares in pursuance of such offer or agreement as if the power hereby conferred had not expired.

6.5
The Company has concluded the PSU Plan, the RSU Plan and the Warrant. It is specifically recorded that the authority of the Board referred to in Articles 6.3 and 6.4 above relates, (without in any way limiting such authority) to the issue of Shares pursuant to the PSU Plan, the RSU Plan and the Warrant, should the terms of the PSU Plan, the RSU Plan and the Warrant so require that Shares be issued.

6.6
When the Board increases the issued share capital under Articles 6.3 or 6.4 they shall be obliged to take steps to amend the Articles in order to record the increase of the issued share capital and the Board is authorised to take or authorise the steps required for the execution and publication of such amendment in accordance with the Law.

6.7
Without limiting the authority conferred on the Board by Articles 6.3 to 6.5, the issued share capital and the authorised share capital of the Company may be increased or reduced by a Special Resolution.

6.8
In addition to the Warrant, the Company may issue warrants to subscribe for Shares (by whatever name they are called) to any person to whom the Company has granted the right to subscribe for Shares certifying the right of the registered holder thereof to subscribe for Shares upon such terms and conditions as the right may have been granted.

7.	PURCHASE OF OWN SHARES

7.1
Pursuant to and in conformity with the provisions of Article 49-2 of the Law and in conformity with all other applicable laws and regulations, the Company is generally authorised from time to time to purchase, acquire, receive and/or hold Shares, provided that:

7.1.1	the maximum number of Shares hereby authorised to be purchased does not exceed the number of fully paid-up issued Shares in the Company;

7.1.2	the maximum price which may be paid for each Share shall be the Fair Market Value;

7.1.3	the minimum price which may be paid for each Share shall be the par value per Share of US$0.01;

7.1.4
this authority, (unless previously revoked, varied or renewed by Holders) shall expire on the fifth anniversary of the date of the meeting held before a Luxembourg notary for the purposes of recording the redomestication of the Company except in relation to the purchase of Shares the contract for which was concluded before such date and which will or may be executed wholly or partly after such date;

7.1.5
the acquisitions, including the Shares previously acquired by the Company and held by it, and Shares acquired by a person acting in his own name but on the Company’s behalf, may not have the effect of reducing the net assets of the Company below the amount mentioned in Article 72-1 of the Law;

7.1.6	this authority relates only to:

(a)
one or more market purchases, (being a purchase of Shares by the Company of Shares offered for sale by any Holder on the open market on which the Shares are traded), as the Board of Directors shall determine; and

(b)
purchases effected in circumstances where an offer on similar terms has been made by the Company to sell up to the same number of Shares of each Holder appearing on the Register immediately before the offer was made (or as soon as, according to the Directors, may be practicable) other than Holders who have consented in writing to the offer not being extended to them, and each Holder concerned has either:

(i)	accepted the offer in writing;

(ii)	declined the offer in writing; or

(iii)	failed to respond to the offer within the time allowed to do so under the terms of the offer.

7.2
Pursuant to and in conformity with the provisions of Article 49-2(2) of the Law and in conformity with all other applicable laws and regulations, where the Board reasonably determines in good faith, based on the opinion of counsel that share ownership, directly, indirectly or constructively, by any Holder is likely to result in adverse tax consequences or materially adverse legal or regulatory treatment to the Company, any of its Subsidiaries or any of it Holders (“Imminent Harm”), the Company will be authorised and have the option, but not the obligation, to repurchase the minimum number of Shares which is necessary to avoid or cure such Imminent Harm (but only to the extent the Board reasonably determines in good faith that such action would avoid or cure such adverse consequences or treatment) with sums available for distribution in accordance with Article 72-1 of the Law in an amount equal to at least the Fair Market Value of such Shares on the date the Company repurchases the Shares.

7.3
The Board shall notify such Holder promptly if it has determined that the provisions of Article 7.2 may apply to such Holder, and shall provide such Holder with seventy-five (75) days (subject to any extension reasonably necessary to obtain regulatory approvals necessary in connection with any proposed sale by the Holder, if being diligently pursued, but in any event not more than an additional ninety days (90)) prior to and in lieu of such repurchase, to remedy the circumstances pursuant to which the ownership of Shares by such Holder may result in adverse tax consequences or materially adverse legal or regulatory treatment to the Company, any of its subsidiaries, or any of its Holders (including by such Holder selling shares to a third party, subject to any relevant provisions of these Articles); provided that, for the avoidance of doubt, this Article does not release such Holder from any contractual restriction on transfer to which such Holder is subject.

7.4
If a Holder subject to the application of Article 7.2 and Article 7.3 does not remedy the consequences or treatment described in the preceding two paragraphs, within the period referred to above, the Company shall have the right, but not the obligation, to purchase such Shares at the Fair Market Value thereof. If the Company shall determine not to purchase such Shares at the Fair Market Value, the Company shall notify each other Holder of Shares, and shall permit the other Holders to purchase such Shares at the Fair Market Value in its stead, pro rata, to the number of shares then held by each such Holder, and then, to the extent that any Holders fail to accept such offer, to the other Holders what have elected to purchase their portion of such Shares. After offering the Shares to be repurchased to the other Holders in accordance with the preceding sentence, the Company will also be entitled to assign its purchase right to a third party which may purchase such Shares at the Fair Market Value. Each Holder shall be bound by the determination of the Company to purchase or assign its right to purchase such Holder’s Shares and, if so required by the Company, shall sell the number of Shares that the Company requires it to sell.

7.5
The Board will use all reasonable efforts to exercise the option referred to in Article 7.4 equitably, and to the extent possible, equally among similarly situated Holders (to the extent possible under the circumstances).

7.6
In the event that the Holder(s) or the Company or its assignee(s) determine to purchase any such Shares, the Company shall provide each Holder concerned with written notice of such determination (a “Purchase Notice”) at least five (5) calendar days prior to such purchase or such shorter period as each such Holder may authorise, specifying the date on which any such Shares are to be purchased and the Purchase Price. The Company may revoke the Purchase Notice at any time before the
Holder(s), the Company or its assignee(s) pay for the Shares. The Board may authorise any person to sign, on behalf of any Holder who is the subject of such Purchase Notice, an instrument of transfer relating to any such Holder’s Shares which the Company has an option to purchase. Payment of the Purchase Price by the Holder(s), the Company or its assignee(s) shall be by wire transfer or certified cheque and made at a closing to be held not less than five (5) calendar days after receipt of the Purchase Notice by the selling Holder.

7.7
The Board shall be authorised to appoint, in its absolute discretion, a representative, to appear before a public notary in Luxembourg for the purpose of amending the Articles to reflect the changes resulting from the cancellation of any Shares repurchased in accordance with the terms of this Article 7, if such election is made to cancel the Shares.

8.	RIGHTS OF SHARE ON ISSUE

8.1
Without prejudice to any special rights conferred on the Holders of any existing Shares or class of Shares (which special rights shall not be affected, modified or abrogated except with such consent or sanction as is provided in these Articles), and subject to the provisions of the Law, any Share may be issued either at par or at a premium and with such rights and/or restrictions, whether in regard to dividend, voting, return of capital, transferability or disposal or otherwise, as the Company may from time to time direct.

8.2
Any share premium created upon the issue of Shares pursuant to Article 8.1 shall be available for repayment to the Holders of the Company, the payment of which shall be within the absolute discretion of the Board. The Board is in particular authorised to utilise share premium for the purpose of carrying any share premium repayment to Holders or repurchasing Shares of the Company in accordance with the provisions of Article 7 and Article 77 respectively.

8.3
All of the rights attaching to a Treasury Share shall be suspended and shall not be exercised by the Company while it holds such Treasury Shares and, except where required by the Law, all Treasury Shares shall be excluded from the calculation of any percentage or fraction of the share capital or shares of the Company.

9.	SHARES

9.1	Shares shall be issued in registered form only. The Board shall cause to be kept in one or more books a Register and shall enter therein the particulars required by the Law.

9.2
The Register shall be kept at the Office, where it will be available for inspection by any Holder, without charge, on every Business Day, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each Business Day be allowed for inspection.

9.3	The Register may be closed during such time as the Board thinks fit, not exceeding a total of thirty days in each calendar year.

9.4
In the case of joint Holders the Company shall regard the first named Holder on the Register in respect of the Share(s) as having been appointed by the joint Holders to receive all notices and to give a binding receipt for any dividend(s) payable in respect of such Share(s) on behalf of all joint Holders.

9.5
The Company shall be entitled to treat the registered Holder of any Share as the absolute owner thereof and accordingly shall not be bound to recognize any equitable claim or other claim to, or interest in, such share on the part of any other Person.

9.6
The Company may issue its Shares in fractional denominations and deal with such fractions to the same extent as its whole Shares and Shares in fractional denominations shall have in proportion to the respective fractions represented thereby, all of the rights of whole Shares, including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in winding up.

9.7
Where Shares are recorded in the Register on behalf of one or more persons in the name of a securities settlement system or the operator of such system, or in the name of a professional depository of securities, or any other depository (such systems, professionals or other depositories, being referred to hereinafter as “Depositories”) or of a sub-depository designated by one or more Depositories, the Company – subject to it having received from the Depository with whom those Shares are kept in account a certificate in proper form – will permit those persons to exercise the rights attaching to those Shares, including admission to and voting at general meetings, and shall consider those persons to be the Holders for the purposes of these Articles. The Board may determine the formal requirements with which such certificates must comply. Notwithstanding the foregoing, the Company shall make payments, by way of dividends or otherwise, in cash, shares or other assets as allowed for pursuant to these Articles, only into the hands of the Depository or sub-depository recorded in the Register or in accordance with their instructions, and that payment shall release the Company from any and all obligations for such payment.

10.	VARIATION OF RIGHTS

Whenever the share capital of the Company is divided into different classes of Shares, the rights attached to any class may (unless otherwise provided by the terms of issue of the shares of that class) be varied or abrogated with the sanction of a resolution passed at a separate meeting of the Holders of the Shares of the class (at which meeting resolutions shall be validly passed by a majority of three fourths (75%) of the issued Shares of that class, at which meeting the necessary quorum shall be two persons at least holding or representing by proxy one half of the issued Shares of the class). Any variation or abrogation of the rights of the Holders of the Shares of a class of Shares that requires an amendment to the Articles shall only become effective once the Articles have been amended pursuant to passing of a Special Resolution at an Extraordinary General Meeting or at the Annual General Meeting of all the Holders, such meeting to be held in the presence of a public notary in Luxembourg.

11.	PROHIBITION ON FINANCIAL ASSISTANCE

The Company shall not give, whether directly or indirectly, whether by means of loan, guarantee, provision of security or otherwise, any financial assistance for the purpose of the acquisition or proposed acquisition by any Person of any Shares in the Company.

12.	DISCLOSURE OF INTERESTS

The Board may, at any time and from time to time if in its absolute discretion, it considers it to be in the interests of the Company to do so, give a notice to the Holder or Holders of any Share (or any of them) requiring such Holder or Holders to notify the Company in writing within such period as may be specified in such notice of full and accurate particulars of all or any of the following matters, namely:

12.1.1	the interest of such Holder in such Share;

12.1.2
if the interest in the Share does not consist of the entire beneficial interest in it, the interests of all persons having any beneficial interest (direct or indirect) in the Share (provided that one joint Holder of a Share shall not be obliged to give particulars of interests of persons in the Share which arise only through another joint Holder); and

12.1.3
any arrangements (whether legally binding or not) entered into by such Holder or any person having any beneficial interest in the Share whereby it has been agreed or undertaken or the Holder of such Share can be required to transfer the Share or any interest therein to any person (other than a joint Holder of the Share) or to act in relation to any General Meeting or of any class of Shares of the Company in a particular way or in accordance with the wishes or directions of any other person (other than a person who is a joint Holder of such Share).

12.2
If, pursuant to any notice given under Article 12.1, the person stated to own any beneficial interest in a Share or the person in favour of whom any Holder (or other person having any beneficial interest in the Share) has entered into any arrangements referred to in sub-Article 12.1.3, is a body corporate, trust, society or any other legal entity or association of individuals and/or entities, the Board, at any time and from time to time if, in its absolute discretion, it considers it to be in the best interests of the Company to do so, may give a notice to the Holder or Holders of such Share (or any of them) requiring such Holder or Holders to notify the Company in writing, within such period as may be specified in such notice, of full and accurate particulars of the name and addresses of the individuals who control (whether directly or indirectly and through any number of vehicles, entities or arrangements) the beneficial ownership of all the Shares, interests, units or other measure of ownership of such body corporate, trust, society or other entity or association wherever the same shall be incorporated, registered or domiciled or wherever such individuals shall reside; provided that, if at any stage of such chain of ownership the beneficial interest in any Share shall be established to the satisfaction of the Board to be in the ownership of (i) any body corporate any of whose share capital is listed or dealt in on any bona fide stock exchange, unlisted securities market or over-the-counter securities market (ii) a mutual assurance company or (iii) a bona fide charitable trust or foundation, it shall not be necessary to disclose details of the individuals ultimately controlling the beneficial interests in the Shares of such body corporate, trust society or other entity or association.

12.3
The Board, if it thinks fit, may give notices under Articles 12.1 and 12.2  at the same time on the basis that the notice given pursuant to Article 12.2 shall be contingent upon disclosure of certain facts pursuant to a notice given pursuant to Article 12.1.

12.4
The Board may serve any notice pursuant to the terms of this Article 12 irrespective of whether or not the Holder on whom it shall be served may be dead, bankrupt, insolvent or otherwise incapacitated and no such incapacity or any unavailability of information or inconvenience or hardship in obtaining the same shall be a satisfactory reason for failure to comply with any such notice; provided that, if the Board in its absolute discretion thinks fit, it may waive compliance in whole or in part with any notice given under this Article 12 in respect of a Share in any case of bona fide unavailability of information or genuine hardship or where it otherwise thinks fit but no such waiver shall prejudice or affect in any way any non-compliance not so waived whether by the Holder concerned or any other joint Holder of the Share or by any person to whom a notice may be given at any time.

12.5
For the purpose of establishing whether or not the terms of any notice served under this Article shall have been complied with the decision of the Board in this regard shall be final and conclusive and shall bind all persons interested.

12.6	The provisions of this Article are in addition to, and do not limit, any other right or power of the Company, including any right vested in or power granted to the Company by any applicable law.

12.7
Notwithstanding the provisions of the preceding paragraphs of this Article 12 and in addition thereto, the Company shall have the authority to request from any Holder of Shares, and such Holder of Shares shall provide (a) a statement setting forth that the holder is the direct beneficial owner as defined under Rule 13d-3 under the Exchange Act of the Shares or, if not, the identity of such direct beneficial owner (and, in the case of more than one beneficial owner, the Shares owned by each such beneficial owner), the place or organisation of a direct beneficial owner that is other than a natural person and whether such direct beneficial owner has made an election to be treated as a U.S. Person for any purpose or whether such direct beneficial owner has elected to be treated as a Subchapter S corporation for U.S. federal income tax purposes, the citizenship and residency of any person who is a natural person and whether such Person can be treated as a U.S. resident for U.S. tax purposes, a statement regarding whether the spouse or minor children of any such beneficial owner are also acquiring shares, and the names of the great grandparents, grandparents, parents, siblings, and lineal descendants (if living) of any such beneficial owner, and a statement as to whether such direct beneficial owner holds the power to vote the shares held by such holder and, if not, the identity of the Person empowered to vote those shares, (b) a list setting out the name of every Person holding a direct interest in such beneficial owner, the percentage interest held by such Person therein (including, if applicable, the minimum and maximum percentage interest in the case of a direct beneficial owner the interests in which can vary), and whether such Person has a right to vote to determine the manner in which the direct beneficial owner is to vote the shares owned by such beneficial owner, (c) a list setting out the name of any Person having an option or other right to acquire an interest in any direct beneficial owner of shares and the percentage of interests in such beneficial owner subject  to such option or other right and (d) a list of any partnership or limited liability company in which the direct beneficial owner holds a direct interest and the percentage interest held therein (including, if applicable, the minimum and maximum percentage interest in the case of an interest in which can vary); provided, however, that for purposes of clause (b) of this Article 12.7, if the beneficial owner of the Shares is a publicly traded company, such beneficial owner shall be required to provide information only with respect to a Person having a 5% or greater ownership interest in the “beneficial owner”. For the purposes of this Article, a person shall be treated as a “beneficial owner” if such Person is so treated for U.S. federal income tax purposes (without giving effect to any attribution or constructive ownership rules).  In addition, the Company shall have the authority to request from any Holder of Shares, and such Holder shall provide, to the extent that it is reasonably practicable for it to do so in such Holder’s reasonable discretion, such additional information as the Company may reasonably request to determine the relationship of a Holder with other Holders.

12.8
Any information provided by any Holder to the Company pursuant to this Article 12 or other information provided pursuant to this Article shall be deemed “confidential information” (the “Confidential Information”) and shall be used by the Company solely for the purposes contemplated by those Articles (except as may be required otherwise by applicable Law or regulation).  The Company shall hold such Confidential Information in strict confidence and shall not disclose any Confidential Information that it receives, except (i) to the Internal Revenue Service (the “Service”) if and to the extent the Confidential Information is required by the Service, (ii) to any outside legal counsel or accounting firm engaged by the Company to make determinations regarding the relevant Articles, (iii) to officers and employees of the Company, as set forth this Article 12 as otherwise required by law or regulation.

12.9
The Company shall take all measures practicable to ensure the continued confidentiality of the Confidential Information and shall grant the Persons referred to in Article 12.8 above access to the Confidential Information only to the extent necessary to allow them to assist the Company in any analysis required by these Articles, or to determine whether the Company would realise any income that would be included in the income of any Holder (or any interest holder, whether direct or indirect, of any Holder) by operation of Section 953 (c) of the Code.  Prior to granting access to the Confidential Information to such Persons or to any Officer or employee as set out below, the Company shall inform them of its confidential nature and of the provisions of this Article and shall require them to abide by all the provisions thereof.  The Company shall not disclose the Confidential Information to any Director (other than a Director that is also Chief Executive Officer, Chairman or Deputy Chairman, except as required  by law or regulation, upon request to the Company).  The Company shall be permitted to disclose the Confidential Information to an Officer (who is not also a Director) of the Company or any of its Subsidiaries, but only if such Officer requires the Confidential Information to determine whether the Company would realise any income that would be included in the income of any Holder by operation of section 953 (c) of the Code or to implement this Article 12. At the written request of a Holder, the Confidential Information of such Holder shall be destroyed or returned to such Holder after the later to occur of (i) such Holder no longer being a Holder or (ii) the expiration of the applicable statute of limitations with respect to any Confidential Information obtained for purposes of engaging in any tax-related analysis.

12.10
The Company shall (i) notify a Holder as soon as reasonably practicable of the existence, terms and circumstances surrounding any request made to the Company to disclose any Confidential Information provided by or with respect to such Holder and, prior to such disclosure, shall permit such Holder a reasonable period of time to seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Article 12, and (ii) if, in the absence of a protective order, such disclosure is required in the opinion of counsel to the Company, the Company shall make such disclosure without liability hereunder, provided that the Company shall furnish only that portion of the Confidential Information which is legally required, shall give such Holder notice of the information to be disclosed as far in advance of its disclosure as practicable and, upon the request of such Holder and at its expense, shall use best efforts to ensure that confidential treatment will be accorded to all such disclosed information.

13.	SHARE CERTIFICATES

13.1
Unless otherwise provided, the Company shall issue, without payment, to such Holder of the Shares in respect of which such Holder is so registered, one certificate reflecting all the Shares held by such Holder or several certificates each for one or more of the Shares of such Holder upon payment for every certificate after the first of such reasonable sum as the Board may determine; provided that the Company shall not be bound to issue more than one certificate for Shares held jointly.

13.2	In the case provided for in Article 9.7 of the present Articles, a certificate shall be issued to the Depositories or sub-depositories recorded in the Register.

13.3
Delivery of a certificate to one joint Holder shall be sufficient delivery to all of them. A certificate issued to a Depository or sub-depository shall be sufficient delivery to all Holders holding Shares through such Depository or sub-depository.

13.4
Where some only of the Shares comprised in a share certificate are transferred, the old certificate shall be cancelled and a new certificate for the balance of such Shares shall be issued in lieu without charge.

13.5
If a share certificate is defaced, worn out, lost, stolen or destroyed, it may be replaced on such terms (if any) as to evidence and indemnity and payment of any exceptional expenses incurred by the Company in investigating evidence or in relation to any indemnity as the Board may determine but otherwise free of charge, and (in the case of defacing or wearing out) on delivery up of the old certificate.

CHAPTER 4

CALLS ON SHARES AND FORFEITURE

14.	MAKING OF CALLS

14.1
Subject to the terms of issue, the Board may make calls upon the Holders in respect of any moneys (whether in respect of nominal value or premium) unpaid on their Shares allotted to or held by such Holders, and each Holder (subject to receiving at least fourteen Clear Days’ notice specifying when and where payment is to be made) shall pay to the Company as required by the notice the amount called on the Shares of such Holder.  A call may be required to be paid by instalments.  A call may, before receipt by the Company of a sum due thereunder, be revoked in whole or in part and payment of a call may be postponed in whole or in part. A person upon whom a call is made shall remain liable for calls made upon such person notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2
On the trial or hearing of any action for the recovery of any money due for any call, it shall be sufficient to prove that the name of the Holder sued is entered in the Register as the Holder, or one of the Holders, of the Shares in respect of which such debt accrued, that the resolution making the call is duly recorded in the minute book and that notice of such call was duly given to the Holder sued, in pursuance of these Articles, and it shall not be necessary to prove the appointment of the Directors who made such call nor any other matters whatsoever, but the proof of the matters aforesaid shall be conclusive evidence of the debt.

15.	TIME OF CALL

A call shall be deemed to have been made at the time when the resolution of the Board authorising the call was passed.

16.	LIABILITY OF JOINT HOLDERS

The joint Holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

17.	INTEREST ON CALLS

If a call remains unpaid after it has become due and payable, the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due until it is paid at the rate fixed by the terms of issue of the Share or in the notice of the call, but the Board may waive payment of the interest wholly or in part.

18.	INSTALMENTS TREATED AS CALLS

An amount payable in respect of a Share on issue or at any fixed date, whether in respect of nominal value or premium or as an instalment of a call, shall be deemed to be a call and if it is not paid the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call.

19.	POWER TO DIFFERENTIATE

Subject to the terms of issue, the Board may make arrangements on the issue of Shares for a difference between the Holders in the amounts and times of payment of calls on their Shares.

20.	NOTICE REQUIRING PAYMENT

20.1
If a Holder fails to pay any call or instalment of a call on the day appointed for payment thereof, the Board, at any time thereafter during such times as any part of the call or instalment remains unpaid, may serve a notice on such Holder requiring payment of so much of the call or instalment as is unpaid together with any interest which may have accrued.

20.2
The notice shall name a day (not earlier than the expiration of fourteen Clear Days from the date of service of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed any Share in respect of which the call was made will be liable to be forfeited.

20.3
If the requirements of any such notice as aforesaid are not complied with then, at any time thereafter before the payment required by the notice has been made, any Share in respect of which the notice has been given may be forfeited by a resolution of the Board to that effect.  The forfeiture shall include all dividends or other moneys payable in respect of the forfeited Share and not paid before the forfeiture.  The Board may accept a surrender of any Share liable to be forfeited hereunder on such terms and conditions as may have been agreed. Subject to those terms and conditions, a surrendered Share shall be treated as if it had been forfeited.

21.	EFFECT OF FORFEITURE OR SURRENDER

A Person whose Shares have been forfeited or surrendered shall cease to be a Holder in respect of such Shares and shall deliver to the Company for cancellation the share certificate or certificates in respect of such Shares, but nevertheless shall remain liable to pay to the Company all moneys which, at the date of forfeiture or surrender, were payable by such Person to the Company in respect of the Shares, but the liability of such Person shall cease if and when the Company shall have received payment in full of all such moneys in respect of the Shares.

22.	DECLARATION

A notarised declaration by a Director that a Share has been forfeited or surrendered on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share and the declaration shall, together with the receipt of the Company for the consideration (if any) given for the Share on the sale or disposition thereof and a certificate by the Company for the Share delivered to the Person to whom the same is sold or disposed of, constitute a good title to the Share.

CHAPTER 5

ISSUE, TRANSFER AND TRANSMISSION OF SHARES

23.	TRANSFER OF SHARES AND WARRANT AND RESTRICTIONS ON TRANSFER

23.1
Subject to the Law and to such other restrictions as are contained in these Articles, and other than with respect to the procedures for transfer of fungible Shares in the case provided for in Article 9.7 of the present Articles, any Holder may transfer all or any part of his Shares by written instrument of transfer, the form of such instrument of transfer being available from the Company on request from the Holder wishing to transfer all or part of his Shares. The Company may accept any other document, instrument, writing or correspondence as sufficient proof of transfer.

23.2	Any instrument of transfer in writing shall be executed by or on behalf of the transferor and the transferee.

23.3	The transferor of any Share shall be deemed to remain the Holder of the Share until the name of the transferee is inserted in the Register in respect thereof.

23.4
The Board may, in its absolute discretion and without giving any reason, refuse to register any transfer of any Share unless the transfer is lodged at the Office or at such other place as the Board may appoint and such transfer is completed in accordance with the provisions of these Articles and is accompanied by the certificate for the Shares to which it relates and  such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer.

23.5
The restrictions on transfer authorised or imposed by these Articles shall not be imposed in any circumstances in any way that would interfere with the settlement of trades or transactions entered into through the facilities of a stock exchange or automatic quotation system on which the Shares are listed or traded from time to time; provided, that the Company may decline to register transfers in accordance with these Articles and resolutions of the Board after a settlement has taken place.

23.6
The Board may decline to register the transfer of any Shares or warrants if the Board reasonably determines in good faith that, based on an opinion of counsel, (i) in the case of a transfer other than (a) pursuant to an effective registration statement under the Securities Act, (b) in a sale by a Holder in accordance with Rule 144 or (c) in connection with the settlement of trades or transactions entered into through the facilities of a stock exchange or automated quotation system on which the Shares are listed or traded from time to time, such transfer is likely to expose the Company, any Subsidiary thereof, any Holder or any Subsidiary of the Company, any Holder or Person ceding insurance to the Company or any Subsidiary of the Company to adverse tax consequences or materially adverse legal or regulatory treatment in any jurisdiction or (ii) registration of such transfer under the Securities Act or under any blue sky or other U.S.  state securities laws or under the laws of any jurisdiction is required and such registration has not been duly effected; provided, however, that in this case (ii) the Board shall be entitled to request and rely on an opinion of counsel (such counsel to be reasonably satisfactory to the Board) to the transferor or the transferee (and the Company shall not be obliged to pay any expenses of such counsel), in form and substance reasonably satisfactory to the Board, that no such registration is required, and the Board shall be obliged to register such transfer upon the receipt of such an opinion.  A proposed transferee will be permitted to dispose of any Shares or warrants purchased that violate these restrictions and as to which registration of the transfer is refused.  The transferor of such shares or warrants shall be deemed to own such Shares or warrants for dividend, voting and reporting purposes until a transfer of such Shares has been registered on the Register or such warrants have been registered in the applicable register of warrants.

23.7
Except in connection  with an effective registration statement, a sale in accordance with Rule 144 of the Shares of the Company or in connection with the settlement of trades or transactions entered into through the facilities of a stock exchange or automated quotation system on which the Shares are listed or traded from time to time, the Board may require any Holder, or any Person proposing to acquire shares or warrants of the Company, to provide the information required by Article 12.  If any such Member or proposed acquiror does not provide such information, or if the Company has reason to believe that any certification or other information provided pursuant to any such request is inaccurate or incomplete, the Board may decline to register any transfer or to effect any issue or purchase of Shares or warrants to which such request related.

23.8
If the Board refuses to register a transfer of any Share the Company shall, within three months after the date on which the transfer was lodged with the Company, send to the transferor and transferee notice of the refusal.

23.9	Any purported transfer (except by operation of Law) of any Shares in contravention of any of the restrictions on transfer contained in these Articles shall be void and of no effect.

24.	ABSENCE OF REGISTRATION FEES

No fee shall be charged for the registration of any instrument of transfer or other document relating to or affecting the title to any Share.

25.	RETENTION OF TRANSFER INSTRUMENTS

The Company shall be entitled to retain any instrument of transfer which is registered, but any instrument of transfer which the Board refuses to register shall be returned to the person lodging it when notice of the refusal is given.

26.	TRANSMISSION OF SHARES

26.1	Death of a Holder

To the extent permitted by applicable laws governing, in particular, successions and inheritance, if a Holder dies, the survivor or survivors, where such Holder was a joint Holder, and, where such Holder was a sole Holder or the only survivor of joint Holders, the personal representatives of such Holder, shall be the only persons recognised by the Company as having any title to the interest of such Holder in the Shares; but nothing herein contained shall release the estate of a deceased Holder from any liability in respect of any Share which had been jointly held by such Holder.

26.2	Transmission on death or bankruptcy

A person becoming entitled to a Share in consequence of the death or bankruptcy of a Holder may elect, upon such evidence being produced as the Board may properly require, either to become the Holder of the Share or to have some person nominated by him or her registered as the transferee. If the person elects to become the Holder, such person shall give notice to the Company to that effect in such form as the Company may from time to time determine. If such person elects to have another person registered such person shall execute an instrument of transfer of the Share to that person.

26.3	Rights before registration

A person becoming entitled to a Share by reason of death or bankruptcy of a  Holder (upon supplying to the Company such evidence as the Board may reasonably require to show his title to the Share) shall have the rights to which he would be entitled if he were the Holder of the Share, except that, before being registered as the Holder of the Share, such person shall not be entitled in respect of it to attend or vote at any General Meeting or at any separate meeting of the Holders of any Shares in the Company.

26.4
On the presentation of the before mentioned written transfer instrument to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Holder. Notwithstanding the foregoing, the Board shall, in any case, have he same right to decline or suspend registration as it would have had in the case of a transfer of the Share(s) by that Holder before such Holder’s death or bankruptcy, as the case may be.

CHAPTER 6

ALTERATION OF SHARE CAPITAL

27.	INCREASE OF CAPITAL

27.1
The Company from time to time by Special Resolution, and with the appropriate required amendment to these Articles, may increase the share capital by such sum, to be divided into Shares of such amount, as the relevant resolution shall prescribe.

27.2
Except so far as otherwise provided by the conditions of issue or by these Articles, any capital raised by the creation of new Shares shall be considered part of the pre-existing capital and shall be subject to the provisions herein contained with reference to calls and instalments, transfer and transmission, forfeiture, and otherwise.

28.	CONSOLIDATION AND SUB-DIVISION OF CAPITAL

28.1	The Company, by Special Resolution and with the appropriate amendment to these Articles, may:

28.1.1	consolidate and divide all or any of its share capital into Shares of larger amount; or

28.1.2
subdivide its Shares, or any of them, into Shares of smaller amount, so however that in the sub-division the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in the case of the Share from which the reduced Share is derived and so that the resolution whereby any Share is sub-divided may determine that, as between the Holders of the Shares resulting from such sub-division, one or more of the Shares may have, as compared with the others, any such preferred, deferred or other rights or be subject to any such restrictions as the Company has power to attach to unissued or new Shares.

29.	FRACTIONS ON CONSOLIDATION

Subject to the provisions of these Articles, whenever as a result of a consolidation of Shares any Holders would become entitled to fractions of a Share, the Board may, on behalf of those Holders, sell the Shares representing the fractions for the best price reasonably obtainable to any person and distribute the proceeds of sale in due proportion among those Holders and the Board may authorise some person to execute an instrument of transfer of the Shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall title to the Shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

30.	REDUCTION OF CAPITAL

The Company, by Special Resolution and with the appropriate amendment to its Articles, may reduce its share capital, any capital redemption reserve fund, or any other similar reserve fund required by law to be created or maintained, in any manner and with, and subject to, any incident authorised, and consent required, by Law.

31.	MATTERS REQUIRING SUPER MAJORITY VOTING

The following matters shall be transacted by the Company only after the approval thereof by Holders in terms of a Super Majority Resolution:

31.1	the sale, lease or exchange of a substantial part of the Company’s assets;

31.2	a merger, de-merger or amalgamation involving the Company;

31.3
any amendment to these Articles, which amendment relates to the alteration, deletion or amendment of this Article 31 or any amendment, alteration or deletion of any requirement in these Articles for the passing of a Super Majority Resolution.

CHAPTER 7

GENERAL MEETINGS OF HOLDERS

32.	POWERS OF THE GENERAL MEETING

Any regularly constituted General Meeting shall represent the entire body of shareholders of the Company. It shall have the broadest powers to order, carry out or ratify acts relating to the operations of the Company.

33.	ANNUAL GENERAL MEETING

33.1
The Company shall hold in each year a meeting as its Annual General Meeting in addition to any other meeting in that year and shall specify the meeting as such in the notices calling it. The Annual General Meeting shall be held in Luxembourg at the Office, or at such other place in Luxembourg as may be specified in the notice of meeting on the second Thursday of the month of May at 2pm (CET).  If this day is not a Business Day, the meeting shall be held on the next Business Day at the same time.

33.2	The Annual General Meeting shall be called in accordance with the provisions of Article 88.

33.3
For at least fifteen days prior to the Annual General Meeting each Holder may obtain a copy of the Accounts and Financial Statements for the preceding financial year at the Office and inspect all documents required by the Law to be available for inspection.

33.4
At every Annual General Meeting in each year, the Board shall present to the meeting the Accounts and Financial Statements in respect of the preceding financial year for adoption, and the meeting shall consider and, if thought fit, adopt the Accounts and Financial Statements.

33.5
After adoption of the Accounts and Financial Statements, the Annual General Meeting may, by separate vote, vote on the discharge of the Board, Officers, the Statutory Auditors and the Independent Auditors of the Company from any and all liability to the Company in respect of any loss or damage arising out of or in connection with any acts or omissions by or on the part of the Board, Officers or the Statutory Auditors and/or Independent Auditors made or done in good faith without gross negligence. A discharge shall not be valid should the Accounts and Financial Statements contain any omission or any false or misleading information distorting the real state of affairs of the Company or record the execution of acts not permitted by these Articles, unless they have been specifically indicated in the convening notice.

33.6
Resolutions to be passed at the Annual General Meeting shall be passed as Ordinary Resolutions, unless the notice of the relevant Annual General Meeting specifies that a particular resolution is to be passed as a Special Resolution or as a Super Majority Resolution.

33.7
The quorum for Ordinary Resolutions to be passed at the Annual General Meeting shall be as prescribed in Article 34.3 and the quorum for Special Resolutions and for Super Majority Resolutions to be passed at the Annual General Meeting shall be as prescribed in Article 35.2.

34.	ORDINARY GENERAL MEETINGS

34.1
Should the Company need to transact any business, which business does not need to be transacted in an Extraordinary General Meeting and which business needs to be transacted before the next Annual General Meeting, the Company may deal with such business in an Ordinary General Meeting.

34.2	An Ordinary General Meeting shall be called in accordance with the provisions of Article 88.

34.3
Except as provided in relation to an adjourned meeting, two persons entitled to vote upon the business to be transacted, each being a Holder or a proxy for a Holder or duly authorised representative of a corporate Holder shall be a quorum.

34.4	Any resolution put to the Ordinary General Meeting shall be validly passed by a simple majority of the Shares present or represented at the said meeting.

35.	EXTRAORDINARY GENERAL MEETING

35.1	An Extraordinary General Meeting shall be called in accordance with the provisions of Article 88.

35.2
No resolution shall be passed at an Extraordinary General Meeting unless a quorum of such number of persons, each being a Holder, or a proxy for a Holder or a duly authorised representative of a corporate Holder, together holding more than one half of the total issued voting Shares of the Company for the time being issued and outstanding is present but so that such number of persons shall not in any event be less than two.

35.3	Any resolution put to the Extraordinary General Meeting shall be validly passed by a majority of:

35.3.1	two thirds (66,66%) of the Shares present or represented at the said meeting in the case of a Special Resolution; and

35.3.2	three fourths (75%) of the Shares present or represented at the said meeting in the case of a Super Majority Resolution.

35.4
In addition to what is provided for otherwise pursuant to these Articles, any Extraordinary General Meeting or Annual General Meeting of the Company at which the Holders consider an amendment to the Articles shall be held in the presence of a public notary in Luxembourg.

36.	CONVENING OF GENERAL MEETINGS

36.1	The Chairman, the Board or any two Directors may convene General Meetings. Ordinary General Meetings and Extraordinary General Meetings shall be convened by notice issued by:

36.1.1
the Board, whenever in its judgment such a meeting is necessary, has been requested by the Chairman or at least two Directors of the Company and the agenda for such meeting set out in the notice shall be that approved by the Board; or

36.1.2
the Board, after deposit at the Office on a Business Day in Luxembourg of a written requisition setting out an agenda and signed by Holders producing evidence of title to the satisfaction of the Board that they hold Shares representing not less than ten per cent of the outstanding issued share capital of the Company, such meeting to be held within one month after deposit of such requisition, and the agenda for such meeting set out in the notice shall be that specified in the requisition; or

36.1.3	the Statutory Auditor, whenever in his judgment such a meeting is necessary, and the agenda for such meeting set out in the notice shall be that approved by the Statutory Auditor.

36.2
The notice convening a General Meeting shall specify the time and place of the meeting and the general nature of the business to be transacted.  It shall also give particulars of any Directors who are to retire by rotation or otherwise at the meeting and of any persons who are recommended by the Board for appointment or re-appointment as Directors at the meeting, or in respect of whom notice has been duly given to the Company of the intention to propose them for appointment or re-appointment as Directors at the meeting, all in accordance with the provisions of these Articles. Subject to restrictions imposed by any Shares, the notice shall be given to all the Holders, to all persons entitled to a Share by reason of death or bankruptcy of a Holder and to the Board and the Statutory Auditors.

36.3
The Agenda for an Extraordinary General Meeting shall also describe any proposed changes to the Articles and, in the case of a proposed change of the objects or the form of the Company or a proposed increase of commitments of Holders, set out the full text of the proposed amendments.

36.4
The accidental omission to give notice of a General Meeting to, or the non receipt of the notice of a General Meeting by, any person entitled to receive notice shall not invalidate the proceedings at the General Meeting.

36.5	Where all Holders are present or represented and acknowledge that they have had prior notice of the agenda submitted for their consideration, the meeting may take place without convening notices.

CHAPTER 8

PROCEEDINGS AT GENERAL MEETINGS

37.	QUORUM FOR GENERAL MEETINGS

37.1	No business other than the appointment of a chairman shall be transacted at any General Meeting unless a quorum of Holders is present at the time when the meeting proceeds to business.

37.2
If such a quorum is not present within half an hour from the time appointed for the meeting, or if during a meeting a quorum ceases to be present, the meeting shall be dissolved.  A second meeting may be convened in accordance with the provisions of the Articles. At the second meeting, one Holder present in person or by proxy shall be a quorum.

38.	CHAIRMAN OF GENERAL MEETINGS

38.1
The Chairman of the Board or, in the absence of such Chairman, the Deputy Chairman (if any) or in the absence of the Deputy Chairman (if any), some other Director nominated by the Board shall preside as chairman at every General Meeting.  If at any General Meeting none of such persons shall be present and willing to act within fifteen minutes after the time appointed for the holding of the meeting, the Directors present shall elect one of their number to be chairman of the meeting and, if there is only one Director present and willing to act, such Director shall be chairman.

38.2
If at any meeting no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the Holders present and entitled to vote shall choose one of the Holders personally present to be chairman of the meeting.

39.	GENERAL MEETING BY CONFERENCE CALL, VIDEO CONFERENCE, OR SIMILAR MEANS OF COMMUNICATION EQUIPMENT NOT PERMITTED

Holders may participate in any General Meeting either by means of their physical attendance at the meeting or by means of a proxy in accordance with Article 47, and participation by telephonic, electronic or other communication facilities shall not be permitted.

40.	DIRECTOR’S AND AUDITOR’S RIGHT TO ATTEND GENERAL MEETINGS

40.1
A Director shall be entitled, notwithstanding that such Director is not a Holder, to receive notice of and to attend and speak at any General Meeting and at any separate meeting of the Holders of any Shares in the Company.

40.2
The Statutory Auditors and the Independent Auditors of the Company for the time being appointed shall be entitled to attend any General Meeting and to be heard on any part of the business of the meeting which concerns them as the Statutory Auditors and Independent Auditors.

41.	ADJOURNMENT OF GENERAL MEETINGS

Subject to the Law, the Board may (and if so directed by Holders representing twenty per cent of the Shares, shall) adjourn the meeting for four weeks, but no business shall be transacted at any adjourned meeting other than business which might properly have been transacted at the meeting had the adjournment not taken place.

42.	VOTES OF HOLDERS

Votes may be given either personally or by proxy. Subject to any rights or restrictions for the time being attached to any Shares, every Holder present in person or by proxy shall have one vote for every Share carrying voting rights of which such Holder is the Holder.

43.	VOTING BY JOINT HOLDERS

Where there are joint Holders of a Share, the vote of the senior who tenders a vote, whether in person or by proxy, in respect of such Share shall be accepted to the exclusion of the votes of the other joint Holders; and for this purpose seniority shall be determined by the order in which the names of the Holders stand in the Register in respect of the Share.

44.	VOTING BY INCAPACITATED HOLDERS

A Holder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction (whether in Luxembourg or elsewhere) in matters concerning mental disorder, may vote, by such Holder’s committee, receiver, guardian or other person appointed by that court and any such committee, receiver, guardian or other person may vote by proxy. Evidence to the satisfaction of the Board of the authority of the person claiming to exercise the right to vote shall be deposited at the Office or at such other place as is specified in accordance with these Articles for the deposit of instruments of proxy, not less than forty-eight hours before the time appointed for holding the meeting or adjourned meeting at which the right to vote is to be exercised and in default the right to vote shall not be exercisable.

45.	REPRESENTATION OF CORPORATE HOLDER

45.1
A corporation which is a Holder may, by written instrument, authorise such person or persons as it thinks fit to act as its representative at any meeting of the Holders and any person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Holder, and that Holder shall be deemed to be present in person at any such meeting attended by its authorised representative or representatives.

45.2
Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he thinks fit as to the right of any person to attend and vote at general meetings on behalf of a corporation which is a Holder.

46.	TIME FOR OBJECTION TO VOTING

No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is tendered and every vote not disallowed at such meeting shall be valid. Any such objection made in due time shall be referred to the chairman of the meeting whose decision shall be final and conclusive.

47.	APPOINTMENT OF PROXY

47.1
The instrument appointing a proxy shall be in writing in substantially such form as the Board may approve and shall be executed by or on behalf of the appointer. A body corporate may execute a form of proxy under its common seal or the hand of a duly authorised officer. The signature on such instrument need not be witnessed. A proxy need not be a Holder of the Company. A proxy may represent more than one Holder.

47.2	The instrument appointing a proxy shall be signed or, in the case of a transmission by electronic mail, electronically signed in a manner acceptable to the chairman of the meeting.

47.3	A Holder who is the holder of two or more Shares may appoint more than one proxy to represent him and vote on his behalf.

47.4
The Board may send, at the expense of the Company, by post or otherwise, to the Holders instruments of proxy (with or without stamped envelopes for their return) for use at any General Meeting, either in blank or nominating any one or more of the Directors or any other persons in the alternative.

47.5	The decision of the Chairman of any General Meeting as to the validity of any appointment of a proxy shall be final.

48.	DEPOSIT OF PROXY INSTRUMENTS

48.1
The instrument appointing a proxy and any authority under which it is executed or a copy, certified notarially or in some other way approved by the Board, shall be deposited at the Office or (at the option of the Holder) at such other place or places (if any) as may be specified for that purpose in or by way of note to the notice convening the meeting not less than forty-eight hours before the time appointed for the holding of the meeting or adjourned meeting and in default shall not be treated as valid. Provided that:

48.1.1
an instrument of proxy relating to more than one meeting (including any adjournment thereof) having once been so delivered for the purposes of any meeting shall not require to be delivered again for the purposes of any subsequent meeting to which it relates; and

48.1.2
the Board may accept proxy forms submitted by telefax provided such telefaxes are received, to the satisfaction of the Board, in clear and legible form not less than forty-eight hours before the time appointed as aforesaid and provided the original proxy form is subsequently delivered to the Office.

49.	EFFECT OF PROXY INSTRUMENTS

Deposit of an instrument of proxy in respect of a meeting shall not preclude a Holder from attending and voting at the meeting or at any adjournment thereof. The instrument appointing a proxy shall be valid, unless the contrary is stated therein, as well for any adjournment of the meeting as for the meeting to which it relates.

50.	EFFECT OF REVOCATION OF PROXY

To the extent permitted by applicable law, a vote given in accordance with the terms of an instrument of proxy or a resolution authorising a representative to act on behalf of a body corporate shall be valid notwithstanding the death or insanity of the principal or the revocation of the instrument of proxy or of the authority under which the instrument of proxy was executed or the revocation or termination of the resolution authorising the representative to act or the transfer of the Share in respect of which the instrument of transfer or the authorisation of the representative to act was given, unless notice in writing of any such death, insanity, revocation, termination or transfer was (i) received by the Company at the Office or at such other place or one of such other places (if any), at which the instrument of proxy could have been duly deposited in respect of such meeting, in any such case not later than the close of business (local time) at the place where it was so received on the day before the meeting to which it relates, (ii) handed to the chairman of the meeting at the place of the meeting or adjourned meeting at which the vote is to be given, before the commencement of such meeting or adjourned meeting.

CHAPTER 9

BOARD OF DIRECTORS

51.	NUMBER OF DIRECTORS

The Company shall be managed by the Board which shall be composed of no less than ten (10) Directors or such number in excess thereof up to a maximum of twelve (12) Directors as the Holders may from time to time determine, who shall be elected, except as in case of vacancy, by the Holders, holding the votes cast in person or by proxy for a resolution approving such Director, in accordance with and subject to the limitations in these Articles. Except in the case of casual vacancy, Directors shall be elected at the Annual General Meeting of the Holders, or at any General Meeting of the Holders called for that purpose.

52.	APPOINTMENT OF DIRECTORS

The only persons who shall be eligible for election as a Director in accordance with Article 51 at any meeting of the Company shall be persons (i) whom the current Directors have nominated to Holders at the appropriate General Meeting for election by Holders as a Director; and/or (ii)  for whom a written notice of nomination signed by Holders holding in the aggregate not less than ten percent (10%) of the issued and outstanding paid up share capital of the Company eligible to vote at the meeting at that time has been delivered to the registered office of the Company, not later than five days after notice or public disclosure of the date of such meting is given or made available to the Holders.

53.	CLASSIFICATION OF DIRECTORS

The Directors shall be divided into three (3) classes as nearly equal as possible (Class A, Class B and Class C). The initial Class A Directors shall serve for a term expiring at the Annual General Meeting of the Holders in 2012; the initial Class B Directors shall serve for a term expiring at the Annual General Meeting of Holders to be held in 2011 and the initial Class C Directors shall serve for a term expiring at the Annual General Meeting of Holders to be held in 2013.

54.	TERM OF OFFICE OF DIRECTORS

At each Annual General Meeting of Holders, held after the classification and election referred to in Article 53 above, Directors shall be elected or appointed for a full three-year term, as the case may be, to succeed those whose terms expire at such Annual General Meeting. Each Director shall hold office for the term for which he is elected or until his successor is elected or appointed or until his office is otherwise vacated.

55.	VACANCY IN THE OFFICE OF DIRECTOR

55.1	The office of Director shall be vacated if the Director:

55.1.1	is removed from office pursuant to these Articles or is prohibited from being a Director by Law;

55.1.2	is or becomes bankrupt, or makes an arrangement or composition with his creditors generally;

55.1.3	is or becomes of unsound mind or dies; or

55.1.4	resigns his office by notice in writing to the Company.

55.2
The Board may appoint a person who is willing to act to be a Director to fill a vacancy on the Board occurring as a result of the death, disability, disqualification or resignation of any Director.  A Director so appointed shall hold office only until the next following Annual General Meeting.  If not re-appointed at such Annual General Meeting, such Director shall vacate office at the conclusion thereof.

56.	TERMINATION OF A DIRECTOR’S MANDATE

The mandate of any Director may be terminated, at any time and without cause, by the Holders, by means of the passing of an Ordinary Resolution at a General Meeting of Holders, in favour of such termination. If such a Director holds an appointment of an executive office, such removal shall have effect without prejudice to any claim for damages for breach of any contract of service between such Director and the Company.

57.	ORDINARY REMUNERATION OF DIRECTORS

The remuneration (if any) of each Director shall be determined by the Board. In each case, the applicable Director whose remuneration is to be determined by a resolution of the Board, may not vote for the purposes of passing the resolution determining his own remuneration, but may vote on all resolutions determining the remuneration of the other Directors.

58.	SPECIAL REMUNERATION OF DIRECTORS

Any Director who holds an executive office (including for this purpose the office of Chairman or Deputy Chairman) or who serves on any committee, or who otherwise performs services which in the opinion of the Board are outside the scope of the ordinary duties of a Director, may be paid such extra remuneration by way of salary, commission or otherwise as the Board may determine.

59.	EXPENSES OF DIRECTORS

The Directors may be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of the Board or committees of the Board or General Meetings or separate meetings of the Holders of any Class of Shares or of debentures of the Company or otherwise in connection with the discharge of their duties.

60.	DIRECTORS’ POWERS

60.1
Subject to the provisions of the Law and these Articles and to any directions by the Holders, the business of the Company shall be managed by the Board who may do all such acts and things and exercise all the powers of the Company as are not by the Law or by these Articles required to be done or exercised by the Company in a General Meeting. No alteration of these Articles and no such direction shall invalidate any prior act of the Board which would have been valid if that alteration had not been made or that direction had not been given. The powers given by this Article shall not be limited by any special power given to the Board by these Articles and a meeting of the Board at which a quorum is present may exercise all powers exercisable by the Board.

60.2
The Board shall represent and bind the Company vis-à-vis third parties and government or other public or state authorities and take any action, both as plaintiff and as defendant before any court, obtain any judgments, decrees, decisions, awards and proceed therewith to execution, acquiesce in settlement, compound and compromise any claim in any manner determined by them to be in the interest of the Company.

60.3
Towards third parties, the company is in all circumstances committed either by the joint signatures of two Directors or by the sole signature of the delegate of the Board acting within the limits of his powers. The provisions of this Article 61.3 are without prejudice to any special decisions that have been reached concerning the authorized signatory of the Company in the case of a delegation of powers or proxies given by the Board pursuant to any provision of these Articles.

60.4	The Board may appoint, suspend, or remove any manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties.

61.	POWER TO DELEGATE AND LOCAL MANAGEMENT

Without prejudice to the generality of the last preceding Article, the Board may delegate any of their powers and discretions to any Managing Director or any other Director holding any other executive office as may be appointed by the Board.  The Board may establish any committees, local boards or agencies for managing any of the affairs of the Company, either in Luxembourg or elsewhere, and may appoint any persons to be members of such committees, local boards or agencies and may fix their remuneration and may delegate to any committee, local board or agent any of the powers, authorities and discretions vested in the Board (subject to any limitations prescribed by the Law) with power to sub-delegate and any such appointment or delegation may be made upon such terms and subject to such conditions as the Board may think fit.

62.	APPOINTMENT OF ATTORNEYS

The Board, from time to time and at any time by power of attorney, may appoint any person or persons (including any corporate entity), whether nominated directly or indirectly by the Board, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board under these Articles) and for such period and subject to such conditions as they may think fit.  Any such power of attorney may contain such provisions for the protection of persons dealing with any such attorney as the Board may think fit and may authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions vested in such attorney.

63.	BORROWING POWERS

Subject as hereinafter provided, the Board may exercise all the powers of the Company to borrow or raise money and to mortgage or charge its undertaking, property, assets, and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party.

CHAPTER 10

DIRECTORS’ OFFICES AND INTERESTS

64.	EXECUTIVE OFFICES

64.1
In addition to, and as an extension to the provisions of Article 61, the Board may appoint one or more of their body to the office of Chairman, Deputy Chairman, Managing Director or to any other executive office under the Company on such terms and for such period as they may determine and, without prejudice to the terms of any contract entered into in any particular case, may revoke any such appointment at any time.

64.2
A Director holding any such executive office shall receive such remuneration, whether in addition to or in substitution for ordinary remuneration as a Director and whether by way of salary, commission, participation in profits or otherwise or partly in one way and partly in another, as the Board may determine. In accordance with the Law, the delegation in favour of a member of the Board shall entail an obligation for the Board to report, each year, to the General Meeting on the salaries, fees and advantages granted to that delegate.

64.3
The appointment of any Director to the office of Chairman, Deputy Chairman or Managing Director shall automatically terminate if such Director ceases to be a Director of the Company but without prejudice to any claim for damages for breach of any contract of service between such Director and the Company.

64.4
The appointment of any Director to any other executive office shall not terminate automatically if such Director ceases from any cause to be a Director of the Company unless the contract or resolution under which such Director holds office shall expressly state otherwise, in which event such termination shall be without prejudice to any claim for damages for breach of any contract of service between such Director and the Company.

64.5
A Director may hold any other office or place of profit under the Company (except that of Statutory Auditor or Independent Auditor) in conjunction with the office of Director, and may act in a professional capacity to the Company, on such terms as to remuneration and otherwise as the Board shall arrange.

65.	DIRECTORS’ INTERESTS

65.1
Subject to the provisions of the Law, no Director or intending Director shall be disqualified by his or her office from contracting with the Company either as vendor, purchaser or otherwise, nor shall any such contract or any contract or arrangement entered into by or on behalf of the other company in which any Director shall be in any way interested be avoided nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relationship thereby established.  The nature of a Director’s interest must be declared by such Director at the meeting of the Board at which the question of entering into the contract or arrangement is first taken into consideration, or if the Director was not at the date of that meeting interested in the proposed contract or arrangement, at the next meeting of the Board held after such Director became so interested, and in a case where the Director becomes interested in a contract or arrangement after it is made at the first meeting of the Board held after such Director becomes so interested.

65.2
Subject to the Law, a Director may vote in respect of any contract, appointment, arrangement or matter in which such Director is interested and shall be counted in the quorum present at any relevant meeting of the Board or any committee thereof.

66.	DIRECTORS INSURANCE

Without prejudice to any indemnity given pursuant to Article 98, the Board shall have the power to purchase and maintain insurance for the benefit of any persons who are or were at any time Directors, Officers or employees of the Company, or of any other company which is or was its holding company or in which the Company or such holding company or any of the predecessors of the Company or of such holding company has or had any interests whether direct or indirect or which is or was in any way allied to or associated with the Company, or of any company which is or was a subsidiary or subsidiary undertaking of the Company or of such other company, including (without limitation) insurance against any liability incurred by such person in respect of any act or omission in the actual or purported execution and/or discharge of their duties and/or the exercise or purported exercise of their powers and/or otherwise in relation to or in connection with their duties, powers of office in relation to the Company or such other company or subsidiary or subsidiary undertaking.

CHAPTER 11

PROCEEDINGS OF DIRECTORS

67.	CONVENING AND REGULATION OF DIRECTORS’ MEETINGS

Subject to the provisions of these Articles, the Directors may regulate their proceedings, transact business, adjourn and otherwise regulate their meetings as they think fit.

68.	NOTICE OF BOARD MEETINGS

68.1
The Chairman, Deputy Chairman or any two (2) Directors may at any time summon a meeting of the Board by at least three (3) days notice to each Director, unless such Director consents to shorter notice. Attendance at a meeting of the Board shall constitute consent to short notice.

68.2
Notice of a meeting of the Board shall be deemed to be duly given to a Director, if it is given to such Director verbally in person or by telephone, or otherwise communicated or sent to such Director by registered mail, electronic mail, courier service, facsimile or other mode of representing words in legible and non-transitory form at such Director’s last known address or other address given by such Director to the Company for this purpose. If such notice is sent by electronic mail, next day courier or facsimile, it shall be deemed to have been given the day following the sending thereof and, if by registered mail, five (5) days following the sending thereof.

69.	QUORUM FOR DIRECTORS’ MEETINGS

69.1	The quorum for the transaction of the business of the Board shall be a majority of the Directors then in office, present in person, provided that at least two Directors are present.

69.2
The Board may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below the number fixed by these Articles, as the quorum necessary for the transaction of business at meetings of the Board, the continuing Directors or Director may act for the purposes of (i) summoning a general meeting of the Company, or (ii) preserving the assets of the Company.

70.	VOTING AT DIRECTORS’ MEETINGS

Questions arising at any meeting of the Board shall be decided by a majority of votes of the Directors present or represented at such meeting. Each Director present and voting at any meeting shall have one vote. Where there is an equality of votes the resolution shall fail.

71.	TELECOMMUNICATION MEETINGS

Any Director may participate in a meeting of the Board or any committee of the Board by means of conference telephone or other telecommunications equipment by means of which all persons participating in the meeting can hear each other speak and such participation in a meeting shall constitute presence in person at the meeting.

72.	CHAIRMAN OF BOARD OF DIRECTORS

Subject to any appointment to the office of Chairman made pursuant to these Articles, the Directors may elect a chairman of their meetings and determine the period for which such Director is to hold office, but if no such chairman is elected or if at any meeting the chairman is unwilling to act or is not present within five minutes after the time appointed for holding the same the Directors present may choose one of their number to be chairman of the meeting.

73.	VALIDITY OF ACTS OF DIRECTORS

All acts done by any meeting of the Board or of a committee of Directors or by any person acting as a Director, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified from holding office or had vacated office, shall be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director and had been entitled to vote.

74.	DIRECTORS’ RESOLUTIONS AND OTHER DOCUMENTS IN WRITING

A resolution or other document in writing signed by all the Directors entitled to receive notice of a meeting of the Board or of a committee of the Board shall be as valid as if it had been passed at a meeting of the Board or (as the case may be) a committee of the Board duly convened and held and may consist of several documents in the like form each signed by one or more Directors, (counterparts) and such resolution or other document or documents when duly signed may be delivered or transmitted (unless the Board shall otherwise determine either generally or in any specific case) by facsimile transmission or some other similar means of transmitting the contents of documents.

CHAPTER 12

FINANCIAL YEAR, APPROPRIATION OF PROFITS AND LEGAL RESERVE

75.	ACCOUNTING YEAR

The accounting year of the Company shall commence on 1 January and shall end on 31 December in each year.

76.	LEGAL RESERVE

The Company shall be required to allocate a sum of at least five per cent (5%) of its annual net profits to a legal reserve, until such time as the legal reserve amounts  to ten per cent (10%) of the nominal value of the issued share capital of the Company. If and to the extent that this legal reserve falls below the said ten per cent (10%) amount, the Company shall allocate a sum of at least five per cent (5%) of its annual net profits to restore the legal reserve to the minimum amount required by law.

CHAPTER 13

DIVIDENDS

77.	DECLARATION OF DIVIDENDS

Subject to the provisions of the Law, the Company may by Ordinary Resolution declare dividends in accordance with the respective rights of Holders, in proportion to the number of Shares held by them, but no dividend shall exceed the amount recommended by the Board.

78.	INTERIM AND FIXED DIVIDENDS

78.1
Subject to the provisions of the Law, the Board may declare and pay interim dividends if it appears to them that they are justified by the distributable reserves of the Company. If the share capital is divided into different classes, the Board may declare and pay interim dividends on Shares which confer deferred or non-preferred rights with regard to dividend as well as on Shares which confer preferential rights with regard to dividend, but subject always to any restrictions for the time being in force (whether as a matter of law, under these Articles, under the terms of issue of any Shares or under any agreement to which the Company is a party, or otherwise) relating to the application, or the priority of application, of the Company’s profits available for distribution or to the declaration or as the case may be the payment of dividends by the Company. Subject as aforesaid, the Board may also pay at intervals settled by them any dividend payable at a fixed rate if it appears to them that the profits available for distribution justify the payment.  Provided the Board acts in good faith they shall not incur any liability to the Holders of shares conferring preferred rights for any loss they may suffer by the lawful payment of an interim dividend on any shares having deferred or non-preferred rights.

78.2
For purposes of Article 78.1, the Board may, as it deems appropriate and at its absolute discretion, declare and pay a dividend in relation to any classes of Shares or in relation to all classes of Shares, provided always that all Shares within a particular class shall rank pari passu for dividends.

79.	RESERVES

The Board may before recommending any dividend, whether preferential or otherwise, propose to Holders to carry to reserve, in addition to the legal reserve set out in Article 76, out of the profits of the Company such sums as they think proper.  All sums standing to a reserve, other than the legal reserve set out in Article 76, may be applied from time to time, at the discretion of the Board for any purpose to which the profits of the Company may be properly applied and pending such application may, at the like discretion, either be employed in the business of the Company or invested in such investments as the Board may lawfully determine.  The Board may divide the reserve (other than the legal reserve set out in Article 76) into such special funds as it thinks fit and may consolidate into one fund any special funds or any parts of any special funds into which the reserve may have been divided as they may lawfully determine.  The Board may also, without proposing to Holders to place the same to reserve, carry forward any profits which it may think prudent not to divide.

80.	APPORTIONMENT OF DIVIDENDS

Except as otherwise provided by the rights attached to Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares on which the dividend is paid.  Subject as aforesaid, all dividends shall be apportioned and paid proportionately to the amounts paid or credited as paid on the Shares during any portion or portions of the period in respect of which the dividend is paid; but, if any Share is issued on terms providing that it shall rank for dividend as from a particular date, such Share shall rank for dividend accordingly.  For the purposes of this Article, no amount paid on a Share in advance of calls shall be treated as paid on a Share.

81.	DEDUCTIONS FROM DIVIDENDS

The Board may deduct from any dividend or other moneys payable to any Holder in respect of a Share any moneys presently payable by such Holder to the Company in respect of that Share.

82.	DIVIDENDS IN SPECIE

A General Meeting declaring a dividend may direct, upon the recommendation of the Board, that it shall be satisfied wholly or partly by the distribution of assets (and, in particular, of paid up shares in the Company, debentures or debenture stock of any other company or in any one or more of such ways) and the Board shall give effect to such resolution. Where any difficulty arises in regard to the distribution, the Board may settle the same as it thinks expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof in order to adjust the rights of all the parties and may determine that cash payments shall be made to any Holders upon the footing of the value so fixed and may vest any such specific assets in trustees.

83.	PAYMENT OF DIVIDENDS AND OTHER MONEYS

83.1
Any dividend or other moneys payable in respect of any Share may be paid by cheque or warrant sent by post, as determined by the Board at the risk of the Holder or Holders entitled thereto, to the registered address of the Holder or, where there are joint Holders, to the registered address of that one of the joint Holders who is first named on the Register or to such person and to such address as the Holder or joint Holders may in writing direct.  Every such cheque or warrant shall be made payable to the order of the person to whom it is sent and payment of the cheque or warrant shall be a good discharge to the Company.  The Board may also, in circumstances which they consider appropriate, arrange for payment of dividends or any other payments to any particular Holder or Holders by electronic funds transfer, bank transfer or by any other method selected by the Board from time to time and in such event the debiting of the Company’s account in respect of the appropriate amount shall be deemed a good discharge of the Company’s obligations in respect of any payment made by any such methods.

83.2
Any dividend or other payment to any particular Holder or Holders may be paid in such currency or currencies as may from time to time be determined by the Board under authority of the General Meeting, and any such payment shall be made in accordance with such rules and regulations (including, without limitation, in relation to the conversion rate or rates) as may be determined by the Board under the authority of the General Meeting, in relation thereto.

83.3	Any joint Holder or other person jointly entitled to a Share as aforesaid may give receipts for any dividend or other moneys payable in respect of the Share.

84.	DIVIDENDS NOT TO BEAR INTEREST

No dividend or other moneys payable in respect of a Share shall bear interest against the Company unless otherwise provided by the rights attached to the Share.

CHAPTER 14

CAPITALISATION OF PROFITS AND RESERVES

85.	CAPITALISATION OF DISTRIBUTABLE PROFITS AND RESERVES

The Company in a General Meeting may resolve, upon the recommendation of the Board, that any sum for the time being standing to the credit of any of the Company’s reserves (including any capital redemption reserve fund or share premium account, but excluding the legal reserve required to be maintained by the Law) or to the credit of the profit and loss account be capitalised and applied on behalf of the Holders who would have been entitled to receive that sum if it had been distributed by way of dividend and in the same proportions either in or towards paying up amounts for the time being unpaid on any Shares held by them respectively, or in paying up in full unissued shares or debentures of the Company of a nominal amount equal to the sum capitalised (such shares or debentures to be issued and distributed credited as fully paid up to and amongst such Holders in the proportions aforesaid) or partly in one way and partly in another, so, however, that the only purposes for which sums standing to the credit of the capital redemption reserve fund or the share premium account shall be applied shall be those permitted by the Law.

86.	IMPLEMENTATIONS OF CAPITALISATION ISSUES

Whenever such a resolution is passed in pursuance of the immediately preceding Article the Board shall make all appropriations and applications of the undivided profits resolved to be capitalised thereby and all issues of fully paid shares or debentures, if any, and generally shall do all acts and things required to give effect thereto with full power to the Board to make such provisions as it shall think fit for the case of shares or debentures becoming distributable in fractions (and, in particular, without prejudice to the generality of the foregoing, either to disregard such fractions or to sell the shares or debentures represented by such fractions and distribute the net proceeds of such sale to and for the benefit of the Company or to and for the benefit of the Holders otherwise entitled to such fractions in due proportions) and to authorise any person to enter on behalf of all the Holders concerned into an agreement with the Company providing for the issue to them respectively, credited as fully paid up, of any further shares or debentures to which they may become entitled on such capitalisation or, as the case may require, for the payment up by the application thereto of their respective proportions of the profits resolved to be capitalised of the amounts remaining unpaid on their existing Shares and any agreement made under such authority shall be binding on all such Holders.

CHAPTER 15

NOTICES

87.	NOTICES IN WRITING

Any notice to be given, served or delivered pursuant to these Articles shall be in writing.

88.	SERVICE OF NOTICES

88.1
A notice (other than a notice convening a General Meeting) or document (including a share certificate) to be given, served or delivered in pursuance of these Articles may be given to, served on or delivered to any Holder by the Company:

88.1.1	by handing same to such Holder or such Holder’s authorised agent; or

88.1.2	by leaving the same at the registered address of such Holder; or

88.1.3	by sending the same by the post in a pre-paid cover or by courier addressed to such Holder at the registered address of such Holder;

88.1.4
by transmitting it by electronic means (including facsimile and electronic mail, but not by telephone) in accordance with the directions as may be given by such Holder to the Company for such purpose; or

88.1.5	in accordance with Article 88.8

88.2
Where a notice or document is given, served or delivered pursuant to sub-Article 88.1.1 or 88.1.2, the giving, service or delivery thereof shall be deemed to have been effected at the time the same was handed to the Holder or the authorised agent of such Holder, or left at the registered address of such Holder (as the case may be).

88.3
Where a notice or document is given, served or delivered pursuant to sub-Article 88.1.3, the giving, service or delivery thereof shall be deemed to have been effected at the expiration of twenty-four hours after the cover containing it was posted.  In proving service or delivery it shall be sufficient to prove that such cover was properly addressed, stamped and posted.

88.4
Where a notice or document is given or delivered pursuant to sub-Article 88.1.4, the giving, service or delivery thereof shall deemed to have been effected at the time when same would be delivered in the ordinary course of transmission, and in proving such service, it shall be sufficient to prove that the notice was properly addressed and transmitted by electronic means.

88.5
Notwithstanding any other provision of these Articles, a notice convening a General Meeting or a notice containing any documents applicable to, or relevant for the purposes of a General Meeting, shall either be sent:

88.5.1	by registered post in a pre-paid cover addressed to such Holder at the registered address of such Holder on ten Clear Days’ notice; or

88.5.2
sent by ordinary post in a pre-paid cover addressed to such Holder at the registered address of such Holder on ten Clear Days’ notice, and be published by insertion twice eight days apart and at least eight days before the General Meeting in the Mémorial and in a newspaper circulating in Luxembourg.

88.6
If at any time by reason of the suspension or curtailment of postal services within Luxembourg, the Company is unable effectively to convene a General Meeting by notices sent through the post by registered mail, a General Meeting may be convened by a notice advertised twice in at least one leading national daily newspaper in Luxembourg and in the Mémorial at a minimum interval of eight days and eight days before the meeting and in that event such notice shall be deemed to have been duly served on all Holders entitled thereto at noon on the day on which the said advertisements shall appear. In any such case the Company shall (if or to the extent that in the opinion of the Board it is practical so to do) send confirmatory copies of the notice through the post to those Holders whose registered addresses are outside Luxembourg or are in areas of Luxembourg unaffected by such suspension or curtailment of postal services and if at least ninety-six hours prior to the time appointed for the holding of the meeting the posting of notices to Holders in Luxembourg, or any part thereof which was previously affected, has again in the opinion of the Board become practical the Board shall forthwith send confirmatory copies of the notice by post to such Holders. The accidental omission to give any such confirmatory copy of a notice of a meeting to, or the non-receipt of any such confirmatory copy by, any person entitled to receive the same shall not invalidate the proceedings at the meeting.

88.7
Notwithstanding anything contained in this Article, the Company shall not be obliged to take account of or make any investigations as to the existence of any suspension or curtailment of postal services within or in relation to all or any part of any jurisdiction or other area other than Luxembourg.

88.8
Save for the provisions of Article 88.5, to the extent permitted by the Law where a Holder indicates his consent (in a form and manner satisfactory to the Board) to receive information or documents by accessing them on a website rather than by other means, the Board may deliver such information or documents by notifying the Holder of their availability and including therein the address of the website, the place on the website where the information or document may be found and instructions as to how the information or document may be accessed on the website.

88.9
In the case of information or documents delivered in accordance with Article 88.8, service shall be deemed to have occurred when (i) the Holder is notified in accordance with the Article, and (ii) the information or document is published on the website.

89.	SERVICE ON JOINT HOLDERS

A notice may be given by the Company to the joint Holders of a Share by giving the notice to the joint Holder whose name stands in the Register in respect of the Share and notice so given shall be sufficient notice to all the joint Holders.

90.	SERVICE ON TRANSFER OR TRANSMISSION OF SHARES

90.1
Every person who becomes entitled to a Share shall be bound by any notice in respect of that Share which, before the name of such person is entered in the Register in respect of the Share, has been duly given to a person from whom such person derives title.

90.2
Without prejudice to the provisions of these Articles, a notice may be given by the Company to the persons entitled to a Share in consequence of the death or bankruptcy of a Holder by sending or delivering it, in any manner authorised by these Articles for the giving of notice to a Holder, addressed to them at the address, if any, supplied by them for that purpose.  Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.

90.3
In addition to the provisions of Article 90.2, every legal personal representative, committee, receiver, curator bonis or other legal curator, assignee in bankruptcy or liquidator of a Holder shall be bound by a notice given as aforesaid if sent to the last registered address of such Holder, notwithstanding that the Company may have notice of the death, lunacy, bankruptcy, liquidation or disability of such Holder.

91.	SERVICE OF NOTICES ON THE COMPANY OR THE BOARD

91.1	A notice to be given, served or delivered in pursuance of these Articles shall be given to, served on or delivered to the Company or the Board by any Holder:

91.1.1	by handing it to an authorised person at the Office; or

91.1.2
by sending it by post in a pre-paid cover addressed to the Chairman at the Office or at such other address for service of notices or documents of any kind as may be determined by the Board from time to time.

91.2
Where a notice or document is given, served or delivered pursuant to sub-Article 91.1.1, the giving, service or delivery thereof shall be deemed to have been effected at the time it was handed to the said authorised person; provided, however, that no Holder shall be entitled to accept as authority of any authorised person for these purposes any evidence other than a document in writing to such effect duly signed on behalf of the Company by one of the Directors.

91.3
Where a notice or document is given, served or delivered pursuant to sub-Article 91.1.2, the giving, service or delivery thereof on the Company or the Board (as the case may require) shall be deemed to have been effected only on receipt of such notice or document.

92.	SIGNATURE TO NOTICES

The signature to any notice to be given by the Company may be written or printed.

93.	DEEMED RECEIPT OF NOTICES

A Holder present, either in person or by proxy, at any General Meeting or any meeting of the Holders of any Class of Shares in the Company shall be deemed to have received notice of the meeting and, where requisite, of the purposes for which it was called.

CHAPTER 16

DISSOLUTION

94.	DISTRIBUTION ON DISSOLUTION

94.1
The Company may be dissolved at any time by the Holders by means of a Special Resolution passed at an Extraordinary General Meeting of the Company. In the event of a dissolution of the Company, liquidation shall be carried out by one or more liquidators, who may be natural or legal persons, appointed by the General Meeting, which shall determine the powers and remuneration of such liquidators.

94.2
If the Company shall be dissolved and the assets available for distribution among the Holders as such shall be insufficient to repay the whole of the paid up or credited as paid up share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Holders in proportion to the capital paid up or credited as paid up at the commencement of the dissolution on the Shares held by them respectively. And if in a dissolution the assets available for distribution among the Holders shall be more than sufficient to repay the whole of the share capital paid up or credited as paid up at the commencement of the dissolution, the excess shall be distributed among the Holders in proportion to the capital at the commencement of the dissolution paid up or credited as paid up on the said Shares held by them respectively.  Provided that this Article shall not affect the rights of the Holders of Shares issued upon special terms and conditions.

94.3
After payment of all debts and any charges against the Company and of the expenses of the liquidation, the net liquidation proceeds shall be distributed to the Holders in conformity with and so as to achieve on an aggregate basis the same economic result as the distribution rules set for dividend distributions

95.	DISTRIBUTION IN SPECIE

If the Company is dissolved, the liquidator(s), with the sanction of a Special Resolution, may divide among the Holders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and, for such purpose, may value any assets and determine how the division shall be carried out as between the Holders or different classes of Holders. The liquidator, with the like sanction, may vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as, with the like sanction, such liquidator determines, but so that no Holder shall be compelled to accept any assets upon which there is a liability.

CHAPTER 17

MISCELLANEOUS

96.	STATUTORY AUDITOR

96.1
Subject to the provisions of any applicable Law, the balance sheet and profit and loss account and any other accounts required by Law to be prepared by the Company in respect of each financial year, (the “Accounts”) shall be drawn up in accordance with the applicable accounting standards and the Law, and such Accounts and the Company shall be audited at least once in every year by the Statutory Auditor.

96.2
At the Annual General Meeting or at a subsequent General Meeting in each year, an independent representative of the Holders shall be appointed by them as Statutory Auditor of the Accounts of the Company.

96.3	The Statutory Auditor shall conduct its audit of the Accounts of the Company, and its audit of the Company itself, in accordance with the requirements as determined by the Law.

96.4	The Statutory Auditor may be a Holder of Shares, but no Director, Officer or employee of the Company shall, during his continuance in office, be eligible to act as an Statutory Auditor of the Company.

96.5	The remuneration of the Statutory Auditor shall be fixed by the Holders at the General Meeting at which the Statutory Auditor is appointed.

96.6
The Statutory Auditor shall at all reasonable times have access to all books kept by the Company and to all accounts and vouchers relating thereto, and the Statutory Auditor may call on the Directors or Officers of the Company for any information in their possession relating to the books or affairs of the Company.

96.7	The report of the Statutory Auditor shall be distributed to the Holders with the notice convening the General Meeting, as such notice is provided for in these Articles.

96.8
If the office of Statutory Auditor becomes vacant by the resignation or death of the Statutory Auditor, or by the Statutory Auditor becoming incapable of acting by reason of illness or other disability at a time when the Statutory Auditor’s services are required, the Board shall, as soon as practicable, convene an Extraordinary General Meeting to fill the vacancy thereby created.

96.9
Such Accounts shall be kept at the Office, or subject to the provisions of the Law, at such place as the Board thinks fit, and shall be available for inspection by the Holders during normal business hours on any Business Day, with such reasonable restrictions as the Board may impose.

96.10
In the event that the criteria laid down by the Law are met, the Statutory Auditor in the form of a Commissaire shall be replaced by a “réviseur d’entreprises” to be appointed by the General Meeting from the members of the “Institut des Réviseurs d’Entreprises”

97.	INDEPENDENT AUDITOR

97.1
Save where the provisions of any Law provides otherwise, and in the sole discretion of the Board, in addition to any audit conducted by the Statutory Auditor, the financial statements of the Company, whether in the form of stand alone financial statements or consolidated financial statements (the “Financial Statements”) may be audited at least once every year by an Independent Auditor.

97.2	The Financial Statements may be prepared, in the discretion of the Board, using United States Generally Accepted Accounting Principals.

97.3	The Independent Auditor shall be appointed by the Board in its sole discretion, save that the Independent Auditor may not be a Director, Officer or employee of the Company.

97.4	The remuneration of the Independent Auditor shall be fixed by the Board at the meeting of Directors at which such Independent Auditor is appointed.

97.5
The Independent Auditor shall at all reasonable times have access to all books kept by the Company and to all accounts and vouchers relating thereto, and the Independent Auditor may call on the Directors or Officers of the Company for any information in their possession relating to the books or affairs of the Company.

97.6	The report of the Independent Auditor shall be distributed to the Holders with the notice convening the General Meeting, as such notice is provided for in these Articles.

97.7
Such Financial Statements shall be kept at the Office, or subject to the provisions of the Law, at such place as the Board thinks fit, and shall be available for inspection by the Holders during normal business hours on any Business Day, with such reasonable restrictions as the Board may impose.

98.	INDEMNITY

The Directors and other Officers (such term to include any person appointed to any committee by the Board) for the time being acting in relation to any of the affairs of the Company, any subsidiary thereof, and the liquidator or trustees (if any) for the time being acting in relation to any of the affairs of the Company or any subsidiary thereof and every one of them, and their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, PROVIDED THAT this indemnity shall not extend to any matter in respect of any fraud or dishonesty, gross negligence or wilful misconduct which may attach to any of the said persons.  Each Holder agrees to waive any claim or right of action such Holder might have, whether individually or by or in the right of the Company, against any Director or Officer on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of his duties with or for the Company or any subsidiary thereof, PROVIDED THAT such waiver shall not extend to any matter in respect of any fraud or dishonesty, gross negligence or wilful misconduct which may attach to such Director or Officer.

99.	GOVERNING LAW

99.1	All matters not governed by these Articles shall be determined in accordance with the laws of the Grand Duchy of Luxembourg.

99.2
Notwithstanding anything contained in these Articles, the provisions of these Articles are subject to any applicable law and legislation, including the Law, except where these Articles contain provisions which are stricter than those required pursuant to any applicable law and legislation, including the Law.

99.3	Should any clause of these Articles be declared null and void, this shall not affect the validity of the other clauses of these Articles.

99.4	In the case of any divergences between the English and the French text, the English text will prevail.